Goodrich Capital
International
Corporate Financial Advisors
52 Vanderbilt, Suit 501
New York, NY 10017
Tel: 212-973-9400
Fax: 212-557-7611
E-mail: mail@goodcap.com

September 26, 2005

Dr Raymond Brouzes
President & CEO
Axial Vector Engine Corporation
One World Trade Center
121 SW Salmon Street, Suite 1100
Portland, Oregon 97204

Dear Ray:

This letter agreement (the “Agreement”) will confirm that Axial Vector Engine Corporation (the “Company”) has engaged Goodrich Capital (the “Advisor”) as the Company’s exclusive business and financial advisor on the terms set forth herein.

1.
SERVICES. Advisor will assist the Company and its subsidiaries and affiliates by providing strategic planning services, financial advisory services, business consulting and such other services as required to assist the Company in securing the required capitalization as described in the “Engagement Proposal Outline” attached hereto as Appendix A (the “Outline”) or as the Company and Advisor otherwise mutually agree (the “Services”). The Services shall not include any services that would constitute Advisor as a broker-dealer (see Section 9 below), and this Agreement is not intended for the purpose of selling or buying securities. Advisor will devote such time and efforts to the affairs of the Company as is reasonable and adequate to render the Services. In conjunction with the Services, Advisor agrees to make itself available to the officers of the Company at mutually agreed upon place(s), during normal business hours and for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling. Otherwise, Advisor will have the latitude to perform the Services at the Advisor’s business location. Given the nature of the Services, Advisor cannot warrant or guarantee any particular outcome. Further, the advice and direction provided by Advisor as a result of the Services will constitute recommendations only, subject to acceptance and implementation by the Company in its discretion. In the event that the Company determines to engage an executive recruiting firm in order to implement any of the executive staffing recommendations arising out of the Services, the Company shall engage Stanton-Chase International, an affiliate of Advisor, on mutually agreeable terms and pursuant to a separate engagement letter.

2.
INDEPENDENT CONTRACTOR. Advisor is an independent contractor in the performance of the Services. Advisor will not, by reason of this Agreement or the performance of the Services, be or be deemed to be an employee, agent, partner, co-venturer or controlling person of the Company, and Advisor will have no power to enter into any agreement on behalf of or otherwise bind the Company.

Dr. Raymond Brouzes
September 26, 2005

3.	COMPENSATION. The Company will compensate Advisor for the Services rendered hereunder as follows:

a.
Throughout the term of Advisor’s engagement, the Company agrees to pay to Advisor a nonrefundable cash fee related to the level of services provided, payable monthly in advance. The initial phase of the project as described in the Outline involves the first three month period of Services during which the Advisor will be paid a fee of $150,000. The fee will be paid at the monthly rate of $50,000. The Company shall make the first payment upon the execution of this Agreement, covering the first month thereafter. The monthly fee shall be pro rated for any partial months. On or about 90 days from the date hereof, the Company and Advisor will jointly evaluate the monthly fee in light of the continuing Services to be rendered and will consider in good faith whether an equitable adjustment (increase or decrease) is warranted.

b.
For each capital raising transaction closed during the term of Advisor’s engagement (or thereafter in accordance with Section 5 below), the Company agrees to pay or issue, as applicable, to Advisor for the Services (i) a cash fee equal to five percent (5%) of the “Transaction Amount” (as defined below) or the equivalent economic value of a strategic partnership as agreed by the parties in good faith; and (ii) warrants to purchase five percent (5%) of the capital stock of the Company issued in conjunction with such capital raising transaction (same class of stock as purchased by investors, e.g. Series A Preferred, and same purchase price). In the event there is more than one transaction, Advisor will be issued initial warrants at the first closing and additional warrants at each subsequent closing, but only based on the additional shares (or equivalent equity interests) issued in each such subsequent closing. The warrants will contain customary terms for similar transactions, including, without limitation, anti-dilution provisions for stock splits, stock dividends, merger and other recapitalization transactions; the ability of Advisor to transfer the warrants, or underlying shares upon exercise, to Advisor’s assignees; cashless exercise rights; and piggyback registration and tag along rights on the underlying shares.

As used herein “Transaction Amount” shall mean the total proceeds and other consideration paid or received and to be paid or received (which shall be deemed to include amounts paid into escrow) and all liabilities assumed in connection with a transaction, including, without limitation: (i) cash; (ii) interest bearing notes or other types of interest bearing debt, securities, and other property valued at the fair market value thereof; (iii) payments to be made in installments; (iv) amounts paid or payable under consulting agreements, agreements not to compete or similar arrangements; and (v) the net present value of contingent payments (whether or not related to the Company’s earnings or operations).

Dr. Raymond Brouzes
September 26, 2005

Subject to the following sentence, the fee under Section 3(b) will be paid or issued at the closing of the applicable transaction. In the event that a transaction is closed, but the proceeds (i) are receivable in installments or subject to contingencies, all cash fees in respect thereof will be subject to the same payment schedule or contingencies and Advisor will be paid a portion of its fee at the closing and upon the payment of each such installment on a pro rata basis; (ii) are receivable pursuant to a note or notes, all fees in respect thereof will be paid on a pro rata basis when and to the extent that payments on such note(s) are actually received by the Company; or (iii) are escrowed all fees in respect thereof will be paid only when such escrowed amounts are released from escrow.

4.
EXPENSES. In addition to any fees that may be payable to Advisor hereunder, the Company will reimburse Advisor on a monthly basis for all reasonable travel and other out-of-pocket expenses incurred in performing the Services hereunder upon presentation by Advisor to the Company of written documentation evidencing the same reasonably satisfactory to the Company. Advisor undertakes not to incur expenses that exceed $1,000 per month without the Company’s prior approval.

5.
TERM. Advisor’s engagement will commence on the date hereof and will continue for one (1) year and shall automatically renew for additional periods of 1-year each provided that Advisor has met applicable performance goals to be agreed upon between the parties and memorialized in writing. Notwithstanding termination or expiration of this Agreement, if any investor or strategic partner introduced to the Company by Advisor consummates one or more investments in or transactions with the Company during the 12-month period following the date of termination or expiration of this Agreement, the Company will pay Advisor upon the closing of each such investment or tansaction a fee under Section 3(b) equal to the amount that would have been paid had this Agreement been in place. Payment will be made in accordance with Section 3 above. Sections 3, 5, 6, 7, 8, 9, 10, 11 and 12 will survive the termination or expiration of this Agreement, and any other provisions which are expressly or by implication intended to survive termination or expiration of this Agreement.

6.	INDEMNITY. The Company agrees to indemnify, defend, and hold harmless Advisor as set forth on Exhibit A.

7.
CONFIDENTIALITY. In connection with this Agreement, the Company will furnish Advisor with information reasonably requested by Advisor. Advisor will rely solely upon such information supplied by the Company and its representatives without assuming any responsibility for independent investigation or verification thereof, or for any misstatements or omissions therein. To the extent consistent with legal requirements, all information provided to Advisor by the Company, unless publicly available or otherwise available to Advisor without restriction or breach of any confidentiality obligation, will be held by Advisor in confidence and, without the Company’s prior approval, will not be disclosed to anyone, other than Advisor’s owners, members, officers, employees, and subcontractors or service providers involved in the Services (collectively, the employees, and subcontractors or service providers involved in the Services (collectively, the “Representatives”) who have a need to know such information in connection with this engagement, or used for any purpose other than the transactions contemplated hereunder. In the event that Advisor is requested in any proceeding to disclose any such confidential information, Advisor will

Dr. Raymond Brouzes
September 26, 2005

give the Company prompt notice of such request so that the Company may seek an appropriate protective order. The Company agrees, however, that if Advisor is nevertheless compelled to disclose any such information as Advisor is explicitly required to disclose), provided that, upon the Company’s request and at the Company’s expense, Advisor uses commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the information so disclosed. Advisor will, upon the written request of the Company, return to the Company or destroy all of its confidential information received or developed pursuant to this Agreement (and all copies and reproductions thereof); provided that Advisor may retain one copy of the confidential information in a file accessible only to counsel for the purpose, in the event of a future dispute, of proving what information it did or did not receive hereunder.

8.
USE OF ADVISOR NAME. The Company agrees not to, directly or indirectly, refer to Advisor or attribute any information to Advisor (A) in the press, (B) for advertising or promotional purposes, or (C) for the purpose of informing or influencing any third party, including the investment community, without the prior written consent of Advisor, which consent (as to (C)), shall not be unreasonably withheld or delayed.

9.
BROKER-DEALER. The Company acknowledges that the compensation specified in this Agreement is related to Advisor’s consultative efforts in business and financial planning. Advisor is not a licensed securities broker-dealer and therefore Advisor is not involved under this Agreement in the sale of securities on behalf of the Company or any issuer affiliated with the Company. Advisor does not intend to perform services that are defined in the Securities Exchange Act of 1934 as being exclusive to licensed broker-dealers. Moreover, Advisor does not negotiate raising of capital transactions, does not directly solicit purchasers of the Company’s securities and will not hold any funds or securities in a capital raising transaction. Further, neither Advisor nor any of its members or employees provides any legal advice or counsel.

10.
NO BROKER. The Company has not dealt with any broker, investment banker, agent, or other person, except for Advisor, who may be entitled to any commission or compensation in connection with this Agreement or the transactions contemplated hereby.

11.
ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement will be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

12.
GOVERNING LAW. This Agreement will be interpreted under and governed by the laws of the State of New York, without regard to its choice of laws principles. Any controversy, dispute, or claim between the parties relating to this Agreement will be resolved in a confidential manner by binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any State or Federal court having jurisdiction thereof.

Dr. Raymond Brouzes
September 26, 2005

13.
SAVINGS CLAUSE. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Nothing in this Agreement will be interpreted so as to require either party to violate any applicable laws.

We are delighted to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter. We are confident that you will be pleased with our performance.

Very truly yours,

GOODRICH CAPITAL

By: /s/ Robert E. Albus
Robert E. Albus
President and CEO

Accpeted and agreed to as of the
Date set forth above:

Axial Vector Engine Corporation

By: /s/ Dr. Raymond Brouzes
Dr. Raymond Brouzes
Title: President and CEO

Dr. Raymond Brouzes
September 26, 2005

Exhibit A

The Company agrees to indemnify, defend, and hold harmless Advisor and its affiliates, directors, officers, counsel, employees, agents, members, managers, successors, assigns and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, “Indemnifiable Losses”) to which any Indemnified Party may become subject or liable relating to or arising out of (a) this Agreement or the Services to be performed under this Agreement or any agreement between the parties to this Agreement, (b) any transactions referred to in this Agreement or any transactions arising out of the transactions contemplated by this Agreement, (c) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (d) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, nonappealable judgment by a court of competent jurisdiction or by arbitration to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. If for any reason, except as specifically provided herein, the foregoing indemnity for Indemnifiable Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of the Indemnified Party, on the other hand.